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                                                                    Exhibit 23.1

                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Arthur Andersen LLP, the independent public accountants that audited Forrester Research, Inc.'s (the "Company") consolidated financial statements as of December 31, 2001 and for each of the previous five years in the period then ended, was convicted on June 15, 2002 on federal obstruction of justice charges arising from the government's investigation of Enron Corp. Arthur Andersen LLP has announced that it will cease practicing before the Securities and Exchange Commission ("SEC") by August 31, 2002, unless the SEC determines another date is appropriate.

     Because the Company's former engagement team leaders left Arthur Andersen LLP before the Company filed this registration statement, Arthur Andersen LLP did not participate in the preparation of this registration statement. As a result, the Company has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference to this registration statement of its report dated January 29, 2002 (the "Report") on the Company's consolidated financial statements for the years ended December 31, 2000 and December 31, 2001 (the "Financial Statements") from the Company's Form 10-K for the fiscal year ended December 31, 2001. As permitted under Rule 437a promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Company has not filed the written consent of Arthur Andersen LLP to the incorporation by reference to this registration statement of its Report on the Financial Statements that would otherwise be required by the Securities Act. As a result, your ability to assert claims against Arthur Andersen LLP under the Securities Act based on this registration statement may be limited. In addition, notwithstanding that the Company has not filed the written consent of Arthur Andersen LLP relating to the Financial Statements, the Company's directors and officers may still be entitled to establish a due diligence defense to any claim relating to the Financial Statements on the basis that they were made on the authority of an expert.


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